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                                                                   Exhibit 10(S)


                  Summary of Executive Compensation Exchange Program

                                     Between

                              Computer Horizons Corp.

                                       And

                                  John J. Cassese

                                 Dated: March 1999

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     Computer Horizons Corp. (the "Company") maintains a non-qualified supplemental executive retirement plan ("SERP") in which certain highly compensated employees are eligible to participate. In March 1999, the Company entered into an arrangement with its then Chief Executive Officer, John J. Cassese whereby Mr. Cassese agreed to forfeit his SERP benefits in the amount of $2,000,000 which would have been payable at age 65 in exchange for the Company entering into a split dollar life insurance arrangement with Mr. Cassese's life insurance trust. The split dollar life insurance program was designed as survivorship variable universal life and had a face amount of $6,700,000. The Company would have paid 7 annual premiums of $179,500.

     Upon the death of the second of Mr. Cassese or Mr. Cassese's spouse, the Company would have the cost of the premiums paid by the Company repaid from the proceeds of the life insurance.

     During 2002, the Company discontinued making premium payments under the split dollar life insurance policy.



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